ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES

Exhibit 11 - Computation of Per Share Earnings
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

                                                             Three-Month Period Ended            Nine-Month Period Ended
                                                       ------------------------------------  --------------------------------
                                                          October 31,       November 1,       October 31,       November 1,
                                                              1998             1997               1998              1997
                                                         ---------------  ----------------   ---------------   ---------------

BASIC (LOSS) INCOME PER COMMON SHARE

Weighted average number of common
   shares outstanding                                      10,437,817       10,435,531         10,436,293      10,435,531
                                                           ==========       ==========         ==========      ==========


Net (loss) income                                      $   (1,716,000)  $   (5,161,000)    $    3,846,000   $  (1,326,000)
                                                           ==========       ===========       ===========      ==========

Basic net (loss) income per common share               $        (0.16)  $        (0.49)    $         0.37   $       (0.13)
                                                           ===========      ===========       ===========      ==========


DILUTED (LOSS) INCOME PER COMMON SHARE

Weighted average number of common
   shares outstanding                                      10,437,817        10,435,531        10,436,293      10,435,531

Net effect of dilutive stock options - based
   on the treasury stock method using the
   average market price                                           --                --             30,416              --
                                                           ----------        ---------         ----------      ----------

TOTAL                                                      10,437,817       10,435,531         10,466,709      10,435,531
                                                         =============    =============      =============    ===========


Net (loss) income                                      $  (1,716,000)  $    (5,161,000)   $     3,846,000   $  (1,326,000)
                                                         ============     =============       ============    ============

Diluted net (loss) income per common share             $       (0.16)  $         (0.49)   $          0.37   $       (0.13)
                                                         ===========      ============        ===========     ===========
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